Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form F-1 of our report dated February 28, 2014, (which report expresses an unqualified opinion and contains an explanatory paragraph in relation to 1) the basis of preparation of the combined financial statements as a combination of the historical accounts of companies that compose the Abengoa Concessions Businesses (which is the accounting predecessor of Abengoa Yield plc) that include expense allocations for certain corporate functions historically provided by Abengoa, S.A. which may not be reflective of the actual expense which would have been incurred had the Abengoa Concessions Businesses operated as a separate entity apart from Abengoa, S.A. and 2) the adoption of IFRS 10 for all years presented in the combined financial statements) relating to the combined financial statements of Abengoa Yield plc appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte, S.L.

Seville, Spain

December 11, 2014